License Amendment

L-024-2006/1

WHEREAS, the National Institutes of Health (“NIH”), on behalf of the Public Health Service (“PHS”) and the Department of Health and Human Services (“DHHS”), and NeoPharm, Inc. (“Licensee”) entered into license agreement (L-024-2006/0; the “Agreement”) effective May 30, 2006 under which HHS Ref. E-173-1992/0 corresponding to US. Patent 5,720,720; entitled “Convection-Enhanced Drug Delivery,” was licensed nonexclusively to be used for the administration of therapeutics to the central nervous system, including IL-13PE:38QQR compounds and compositions.

WHEREAS, Licensee desires to broaden the nonexclusive field of use granted in order for the Agreement to be in parity with Licensee’s other executed or pending agreements with PHS that are not limited by indication.

WHEREAS, Licensee desires to obtain the rights to sublicense the Licensed Patent Rights in conjunction with the sublicensing of a therapeutic for administration using the Licensed Process.

WHEREAS, Licensee desires to extend their benchmarks to better conform to commercialization expectations.

NOW THEREFORE, in consideration of the foregoing, PHS and Licensee hereby agree to the following provisions and to amend the Agreement as follows:

All bolded items defined in Agreement remain in effect under this License Amendment.

Paragraph 1.02 is replaced in its entirety with the following:

1.02

By assignment of rights from PHS employees and other inventors, DHHS, on behalf of the United States Government, owns intellectual property rights claimed in any United States and/or foreign patent applications or patents corresponding to the assigned inventions.  All rights, titles and interests in the Licensed Patent Rights are owned by DHHS by assignment of rights from the inventors of the Licensed Patent Rights.  DHHS also owns any tangible embodiments of these inventions actually reduced to practice by PHS.

Paragraph 2.08 is replaced in its entirety with the following:

2.08	“Drug” means any pharmaceutical or pharmaceutical composition developed or licensed by Licensee for treating Cancer.

Paragraph 2.10 is replaced in its entirety with the following:

2.10

“Net Sales” means the total gross receipt for sales of Drug administered or recommended for administration using the Licensed Process for the treatment of cancer by or on behalf of Licensee and from making available to others without sale orother dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customarily in the trade to the extent actually granted.  No deductions shall be made for commissions paid to individuals, whether they are with independent sales agencies or regularly employed by Licensee, or sublicensees, and on its payroll, or for the cost of collections.

Article 4 — Sublicensing is replaced in its entirety with the following:

4.01

Upon written approval by PHS, which approval shall not be unreasonably withheld, Licensee may enter into sublicensing agreements under the Licensed Patent Rights provided that said sublicense is also in conjunction with the sublicense of Drug.

4.02

Licensee agrees to pay PHS additional sublicensing royalties of One and One-half percent (1.5%) but not to exceed Two-Hundred Thousand US. Dollars (USD$200,000), on the fair market value of any up-front consideration received for granting each sublicense within sixty (60) days of the execution of each sublicense.

4.03

Licensee agrees that any sublicenses granted by it shall provide that the obligations to PHS under Paragraphs 5.01, 8.01, 10.01-10.02, 12.05 and 13.07-13.08 of this Agreement shall be binding on the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.04

Any sublicenses granted by Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between such sublicensees and PHS, at the option of the sublicensee, upon termination of this Agreement under Article 13. Such conversion is subject to PHS approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.05

Licensee agrees to forward to PHS a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement. To the extent permitted by law, PHS agrees to maintain each such sublicense agreement in confidence.

4.06

Licensee agrees to forward semi-annually to PHS a copy of progress reports pursuant under Article 9 received by Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to PHS by Licensee for activities under the sublicense.

Paragraph 6.07 is replaced in its entirety with the following:

6.07

On sales of Drug administered or recommended for administration using a Licensed Process by Licensee or its sublicensees made in other than an arm’s-length transaction, the value of the Net Sales attributed under this Article 6 to such a transaction shall be that which would have been received in all arm’s-length transaction, based on sales of like quantity and quality products on or about the time of such transaction.  This provision applies only to commercial sales and excludes all charitable distributions of Drug.

Paragraph 9.02 is replaced in its entirety with the following:

9.02

Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Usewithin sixty (60) days after December 31 or each calendar year.  These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year.  PHS also encourages these reports to include information on any of Licensee’s public service activities that relate to the Licensed Patent Rights.  If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, Licensee shall explain the reasons for these differences.  In the annual report, Licensee may propose amendments to the Commercial Development Plan, acceptance of which by PHS may not be denied unreasonably.  Licensee agrees to provide any additional information reasonably required by PHS to evaluate Licensee’s performance under this Agreement.  Licensee may amend the Benchmarks at any time upon written approval by PHS. PHS shall not unreasonably withhold approval of any request of Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 CFR §404.3(d).  Licensee shall amend the Commercial Development Plan and Benchmarks at the request of PHS to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

Paragraphs 12.05 and 12.06 are replaced in its entirety with the following:

12.05

Licensee shall indemnify and hold PHS, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury, illness, or property damage in connection with or arising out of:

	(a)	the use by or on behalf of Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or
(b)

the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

12.06	Licensee agrees to maintain a liability insurance program consistent with sound business practice.

Paragraph.13. 08 is replaced in its entirety with the following:

13.08

Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by Licensee. Any royalty payments, including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to PHS shall become immediately due and payable upon termination or expiration.  If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with PHS pursuant to Paragraph 4.3.  Unless otherwise specifically provided for under this Agreement, upon termination or expiration of this Agreement, Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to PHS or provide PHS with certification of the destruction thereof.

Appendix B — “Licensed Fields of Use and Territory” is replaced in its entirety with the following:

Licensed Fields of Use: Nonexclusive for using the licensed Process to administer Drug to treat cancer.

Licensed Territory: The United States of America including its Territories, Commonwealths and Possessions.

Appendix E — “Benchmarks and Performance” is replaced in its entirety with the following:

Licensee agrees to the following Benchmarks for its performance under this Agreement and within thirty (30) days of achieving a Benchmark, agrees to notify PHS that the Benchmark has been achieved. Pursuant to these Benchmarks, the efforts of a sublicensee shall be considered the efforts of Licensee .

•                   By September 30, 2007, Licensee will submit an application for approval by the U.S. Food and Drug Administration of the use of convection enhanced delivery for administering Drug in the treatment of cancer.

•                   By April 30, 2008, Licensee will achieve a First Commercial Sale of Drug administered by or recommended for administration by convection enhanced delivery.

In all other respects, the Agreement effective May 30, 2006 remains in full force and effect.

The effective date of this License Amendment shall be the date when the last party hereto signs.

SIGNATURES BEGIN ON NEXT PAGE

SIGNATURE PAGE

For PHS:

/s/ Steven M. Ferguson	08/11/06
Steven M. Ferguson	Date
Director, Division of TechnologyDevelopment and Transfer
Office of Technology Transfer
National Institutes of Health

Mailing Address for Agreement and License Amendment notices:

Chief, Monitoring & Enforcement Branch, DTDT

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A

For Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of Licensee made or referred to in this document are truthful and accurate.):

By:

/s/ Guillermo Herrera	08/21/06
Signature of Authorized Official	Date

Guillermo Herrera
Printed Name

CEO, President
Title

I.              Official and Mailing Address for Agreement and License Amendment notices:

NeoPharm

1850 Lakeside Drive

Waukegan, IL  60085

II.                                     Official and Mailing Address for Financial notices (Licensee’s contact person for royalty payments)

Timothy P. Walbert
Name

Executive Vice President
Title

Email Address:	twalbert@neopharm.com
Phone:	(847)406-1710
Fax:	(847) 406-1734

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this License Amendment and during the course of negotiations of this License Amendment are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).